                                                           Exhibit 11.0

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                 Computation of Net Income (Loss) Per Share (1)
                            FORM 10-Q, June 30, 1997
                 (dollars in thousands, except per share data)


                                                               Three Months                    Six Months
                                                              Ended June 30,                 Ended June 30,
                                                      ----------------------------   ----------------------------
                                                           1997            1996           1997            1996
                                                      ------------    ------------   ------------    ------------
Net Income (Loss)                                    $        (767)   $      1,440  $     (16,659)   $    (11,675)


Weighted Average Common Shares
 Outstanding During Period...................           12,092,504      10,977,038     12,005,940      10,823,913
Weighted Average Common Equivalent
  Shares Outstanding During Period...........                  ---         307,723            ---             ---
                                                      ------------    ------------   ------------    ------------
                                                        12,092,504      11,284,761     12,005,940      10,823,913
                                                      ============    ============   ============    ============



 Net Income (Loss) Per  Share................        $       (0.06)   $       0.13  $       (1.39)   $      (1.08)
                                                      ============    ============   ============    ============


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(1) Primary and fully diluted net income (loss) per share has not been separately presented, as the amounts would not be meaningful.